Exhibit 5.1

April 12, 2018

Zuora, Inc.

3050 South Delaware Street, Suite 301

San Mateo, California 94403

Ladies and Gentlemen:

As counsel to Zuora, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about April 12, 2018 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) an aggregate of 29,026,081 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards to be granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), (b) pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), that are subject to issuance by the Company upon the exercise or settlement of awards granted under the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), (c) pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), that are subject to issuance by the Company upon the exercise or settlement of awards granted under the Company’s 2006 Stock Plan, as amended (the “2006 Plan”), and (d) pursuant to purchase rights to acquire shares of Class A Common Stock to be granted under the Company’s 2018 Employee Stock Purchase Plan (the “Purchase Plan”); (ii) an aggregate of 17,905,285 shares of Class B Common Stock that are subject to issuance by the Company (a) upon the exercise or settlement of awards granted under the 2015 Plan, and (b) upon the exercise or settlement of awards granted under the 2006 Plan.

The 29,026,081 shares of Class A Common Stock described in clause (i) of the preceding paragraph and the 17,905,285 shares of Class B Common Stock described in clause (ii) of the preceding paragraph are collectively referred to herein as the “Shares” and the 2018 Plan, the 2015 Plan, the 2006 Plan, and the Purchase Plan are collectively referred to in this letter as the “Plans.” At your request, we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion expressed below, we have examined originals or copies of the Company’s certificate of incorporation and bylaws, the Plans, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, the Plans and the Company’s current certificate of incorporation and bylaws, and such other agreements, documents, certificates and statements of the Company and public or governmental officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Class A Common Stock and Class B Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect

Zuora, Inc.

April 12, 2018

of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.

Based upon, and subject to, the foregoing, it is our opinion that when the 29,026,081 shares of Class A Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards to be granted under the 2018 Plan, (b) pursuant to the conversion of the shares of Class B Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2015 Plan, (c) pursuant to purchase rights to be granted under the Purchase Plan, and (d) pursuant to the conversion of the shares of Class B Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2006 Plan, and the 17,905,285 shares of Class B Common Stock that are subject to issuance by the Company (x) upon the exercise or settlement of awards granted under the 2015 Plan and (y) upon the exercise or settlement of awards granted under the 2006 Plan, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including payment provisions) of the applicable Plan, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP